Exhibit 10.14

May 2nd, 2008

Dr. Jeff Jacobs

Re:	Employment Agreement

Dear Jeff

On behalf of NteryX (the “Company”), I am pleased to offer you employment in the position of Vice President, Medicinal Chemistry, reporting to the Chief Technology Officer. This letter sets out the terms of your employment with the Company, which will be conditioned upon the occurrence of i) the closing of the Company’s Series A financing and ii) the approval by the Board of Directors, and shall start on the later of June 15, 2008 or the first Monday after the date of the Board meeting.

You will be paid a starting base salary of $8750 semi-monthly, which equals $210,000 per year, less applicable tax and other withholdings in accordance with the Company’s normal payroll procedure. When joining the Company, you will also receive a one-time sign-on bonus of $25,000.

You will be eligible to participate in various Company fringe benefit plans, including group health insurance, 401(k), and vacation programs in accordance with the Company’s benefit plan requirements. You will also be eligible to receive a bonus based on your performance in the Company, paid once a year, representing up to fifteen (15) percent of your base salary.

Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 350,000 shares of Company common stock under the Company’s incentive stock option plan at an exercise price equal to the fair market value of that stock on your option grant date. Your option will vest over a period of 4 years, with 25% of the shares vesting at the end of your first year of employment, and the remainder vesting monthly over the following three years, and will be subject to the terms and conditions of the Company’s stock option plan and standard form of stock option agreement, which you will be required to sign as a condition of receiving the option.

Your employment with the Company is “at will.” This means it is for no specified term and may be terminated by you or the Company at any time, with or without cause or advance notice. In addition, the Company reserves the right to modify your compensation, position, duties or reporting relationship to meet business needs and to decide on appropriate discipline.

As a condition of your employment, you will be required to sign the Company’s standard form of employee nondisclosure and assignment agreement (a copy of which is enclosed), and to provide the Company with documents establishing your identity and right to work in the United States. Those documents must be provided to the Company within three business days of your employment start date.

In the event of any dispute or claim relating to or arising out of your employment relationship with the Company, this agreement, or the termination of your employment with the

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Company for any reason (including, but not limited to, any claims of breach of contract, defamation, wrongful termination or age, sex, sexual orientation, race, color, national origin, ancestry, marital status, religious creed, physical or mental disability or medical condition or other discrimination, retaliation or harassment), you and the Company agree that all such disputes shall be fully resolved by confidential, binding arbitration conducted by a single arbitrator through the American Arbitration Association (“AAA”) under the AAA’s National Rules for the Resolution of Employment Disputes then in effect, which are available online at the AAA’s website at www.adr.org. You and the Company hereby waive your respective rights to have any such disputes or claims tried before a judge or jury.

This agreement and the non-disclosure and stock option agreement referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior or contemporaneous negotiations, representations or agreements between you and the Company. The provisions of this agreement regarding “at will” employment and arbitration may only be modified by a document signed by you and an authorized representative of the Company.

Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this agreement and return it to me prior to or on May 12, 2008. Jeff, we look forward to working with you at the Company.

Sincerely,

NteryX

By:	/s/ Dominique Charmot
Dominque Charmot
Chief Technology Officer

I agree to and accept employment with NteryX on the terms and conditions set forth in this agreement. I understand and agree that my employment with the Company is at-will.

Date:	/s/ Jeff Jacobs	5/12/08

Jeff Jacobs

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